UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K
CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): November 25, 2020

HC2 HOLDINGS, INC.

(Exact name of registrant as specified in its charter.)

Delaware	001-35210	54-1708481
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

450 Park Avenue, 29th Floor
New York, NY 10022
(Address of principal executive offices)

(212) 235-2690
(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol	Name of each exchange on which registered
Common Stock, par value $0.001 per share	HCHC	New York Stock Exchange

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company	☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 5.02. Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On June 16, 2020, HC2 Holdings, Inc. (the “Company”) filed a Current Report on Form 8-K reporting the appointment of Mr. Wayne Barr, Jr. as interim Chief Executive Officer of the Company, effective as of June 10, 2020. On November 30, 2020, the Board announced the appointment of Mr. Barr as the permanent Chief Executive Officer of the Company, effective as of November 25, 2020 (the “Effective Date”). Mr. Barr has served as a director of the Company since January 2014, as well as serving as a director of certain of the Company’s subsidiaries. Additional information regarding Mr. Barr and his business experience and positions with the Company can be found in the Company’s Definitive Proxy Statement, filed with the Securities and Exchange Commission on May 27, 2020.
On November 30, 2020, the Company entered into an amended and restated employment agreement with Mr. Barr setting forth the terms of his employment with the Company, effective as of the Effective Date (the “Employment Agreement”). The Employment Agreement supersedes the previous employment agreement by and between the Company and Mr. Barr, dated August 7, 2020.
Pursuant to the Employment Agreement, Mr. Barr will receive an annual base salary of $480,000. During Mr. Barr’s employment with the Company, Mr. Barr will also be eligible to receive an annual cash bonus, subject to his continued employment through the applicable payment date. In respect of 2020, Mr. Barr will be eligible to receive an annual bonus in an amount equal to no less than $180,000 if the Board determines that Mr. Barr’s actions as Chief Executive Officer (or as interim Chief Executive Officer with respect to Executive’s employment with the Company during 2020 prior to the Effective Date) have resulted in the successful refinancing of the debt of the Company and its affiliates and otherwise improved the standing of the Company to position it to achieve its business goals and objectives with respect to 2021. In respect of 2021 and each subsequent year during his employment with the Company, Mr. Barr will be eligible to receive an annual bonus with a target amount equal to $240,000, with 50% of such annual bonus subject to the achievement of Company-level objectives and 50% of such annual bonus subject to achievement of personal objectives, in each case with such objectives selected by the Company in consultation with Mr. Barr.
The Employment Agreement further provides that, in 2021 and in each subsequent year during his employment with the Company, Mr. Barr will receive an annual equity award grant with a grant date value equal to $480,000, which will each be subject to vesting based on the achievement of certain key performance metrics (which may include total stockholder return) and will have such other terms and conditions, in each case, as are determined by the Company in consultation with Mr. Barr. Each annual equity award will be subject to the terms of the Company’s equity incentive plan as then in effect and a written award agreement between the Company and Mr. Barr.
The Employment Agreement further provides that upon a qualifying termination of Mr. Barr’s employment by the Company without “cause” or by Mr. Barr for “good reason” (in each case as such terms are defined in the Employment Agreement), then Mr. Barr will be entitled to receive the severance payments and benefits under the position of “CEO” in accordance with, and subject to the terms of, the Company’s severance guidelines in effect as of the termination date. The Company’s current severance guidelines provide that upon a qualifying termination of employment, Mr. Barr will be entitled to twelve months of annual base salary plus twelve months of Consolidated Omnibus Budget Reconciliation Act health benefit premiums, if eligible, subject to execution of a separation and release agreement.
The foregoing summary of the Employment Agreement is not complete and is subject to, qualified in its entirety by, and should be read in conjunction with, the full text of the Employment Agreement, which is filed as Exhibit 10.1 to this Current Report on Form 8-K and incorporated herein by reference.

Item 9.01. Financial Statements and Exhibits.
(d)    Exhibits

Exhibit No.	Description
10.1	Amended and Restated Employment Agreement, effective as of November 25, 2020, by and between HC2 Holdings, Inc. and Wayne Barr, Jr.
104	Cover Page Interactive Data File (embedded within the Inline XBRL document).

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: November 30, 2020

HC2 Holdings, Inc. (Registrant)

By:	/s/ Michael J. Sena
Name: Michael J. Sena
Title: Chief Financial Officer